SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

HUB GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 22, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held in the Sycamore Room at the DoubleTree Guest Suites, 2111 Butterfield Road, Downers Grove, Illinois at 10:00 a.m. Chicago time on Thursday, May 11, 2006.

The attached Notice of 2006 Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon. The Annual Report to Stockholders on Form 10-K is also enclosed.

We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to mark, sign, date, and return the enclosed proxy card to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

PHILLIP C. YEAGER

Chairman

HUB GROUP, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation (the “Company”), will be held in the Sycamore Room at the DoubleTree Guest Suites, 2111 Butterfield Road, Downers Grove, Illinois on Thursday, May 11, 2006, at 10:00 a.m., Chicago time, for the following purposes:

(1)	To elect six directors of the Company to hold office until the next annual meeting of stockholders; and

(2)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Company’s Annual Report to Stockholders on Form 10-K also accompanies this Notice.

The Board of Directors has fixed the close of business on March 15, 2006, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DAVID C. ZEILSTRA

Vice President, Secretary and General Counsel

Downers Grove, Illinois

March 22, 2006

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

HUB GROUP, INC.

3050 HIGHLAND PARKWAY, SUITE 100

DOWNERS GROVE, ILLINOIS 60515

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2006 Annual Meeting of Stockholders of the Company to be held on Thursday, May 11, 2006, and any adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about March 22, 2006.

The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and the Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 15, 2006 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 19,995,823 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

VOTING RIGHTS AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person.

Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately forty (40) votes. The holders of Shares having a majority of the votes that could be cast by the holders of all Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum. As of February 28, 2006, the Yeager family members own all 662,296 shares of Class B Common Stock and 608,675 shares of Class A Common Stock. Consequently, the Yeager family controls approximately 58% of the voting power of the Company on all matters presented for stockholder action. The Yeager family members are parties to a stockholders’ agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

Election inspectors appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such election inspectors will determine whether or not a quorum is present.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2006 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of the holders of Shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company's Certificate of Incorporation, the Company's By-laws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Downers Grove.

ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company's By-laws, is currently six. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director currently serves as a director of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Directors are elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Abstentions, withholding of authority to vote in the election, or broker non-votes will not affect the outcome of the election. Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

Business Experience During the Past Five Years
Name	Age	and Other Information

Phillip C. Yeager	78

Phillip C. Yeager has been Chairman of the Board since October 1985. From April 1971 to October 1985, Mr. Yeager served as President of Hub City Terminals, Inc. (“Hub Chicago”). Mr. Yeager became involved in intermodal transportation in 1959, five years after the introduction of intermodal transportation in the United States, as an employee of the Pennsylvania and Pennsylvania Central Railroads. He spent 19 years with the Pennsylvania and Pennsylvania Central Railroads, 12 of which involved intermodal transportation. In 1991, the Intermodal Transportation Association named Mr. Yeager the Man of the Year. In 1995, he received the Salzburg Practitioners Award from Syracuse University in recognition of his lifetime achievements in the transportation industry. In October 1996, Mr. Yeager was inducted into the Chicago Area Entrepreneurship Hall of Fame sponsored by the University of Illinois at Chicago. In March 1997, he received the Presidential Medal from Dowling College for his achievements in transportation services. In September 1998 he received the Silver Kingpin award from the Intermodal Association of North America and in February 1999 the New York Traffic Club named him Transportation Person of the Year. Mr. Yeager graduated from the University of Cincinnati in 1951 with a Bachelor of Arts degree in Economics. Mr. Yeager is the father of David P. Yeager and Mark A. Yeager.

David P. Yeager	53

David P. Yeager has served as the Company's Vice Chairman of the Board since January 1992 and as Chief Executive Officer of the Company since March 1995. From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager founded the St. Louis Hub in 1980 and served as its President from 1980 to 1983. Mr. Yeager founded the Pittsburgh Hub in 1975 and served as its President from 1975 to 1977. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975. Mr. Yeager is the son of Phillip C. Yeager and the brother of Mark A. Yeager.

Mark A. Yeager	41

Mark A. Yeager has been the Company's President since January 2005 and has been the Chief Operating Officer and a director since May 2004. From July 1999 through December 2004, Mr. Yeager was President-Field Operations.

From November 1997 through June 1999 Mr. Yeager was Division President, Secretary and General Counsel. From March 1995 to November 1997, Mr. Yeager was Vice President, Secretary and General Counsel. From May 1992 to March 1995, Mr. Yeager served as the Company's Vice President-Quality. Prior to joining the Company in 1992, Mr. Yeager was an associate at the law firm of Grippo & Elden from January 1991 through May 1992 and an associate at the law firm of Sidley & Austin from May 1989 through January 1991. Mr. Yeager received a Juris Doctor degree from Georgetown University in 1989 and a Bachelor of Arts degree from Indiana University in 1986. Mr. Yeager is the son of Phillip C. Yeager and the brother of David P. Yeager.

Gary D. Eppen	69

Gary D. Eppen has served as a director of the Company since February 1996. Currently retired, Mr. Eppen is formerly the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and Deputy Dean for part-time programs in the Graduate School of Business at The University of Chicago. He received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956. Mr. Eppen also serves as a director of Landauer, Inc.

Charles R. Reaves	67

Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company. From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, most recently as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company. Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

Martin P. Slark	51

Martin P. Slark has served as a director of the Company since February 1996. Since 1976, Mr. Slark has been employed by Molex Incorporated (“Molex”), a publicly traded manufacturer of electronic, electrical and fiber optic interconnection products and systems. Having worked for Molex in Europe, the United States and Asia, Mr. Slark is presently a Director and Vice Chairman and Chief Executive Officer of Molex. Mr. Slark is a fellow of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portmouth University in 1981. Mr. Slark attended Bracknall College, graduating with a Bachelor of Science degree in Engineering in 1977.

The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended December 31, 2005, the full Board of Directors met six times, the Audit Committee met nine times and the Compensation Committee met three times. The Nominating and Governance Committee met twice. During 2005, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served, except that Phillip C. Yeager attended only four of the six meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. All directors attended the Company’s 2005 annual meeting of shareholders held on May 4, 2005.

Audit Committee

The duties of the Audit Committee are to oversee the Company’s internal control structure, review the Company’s financial statements and other financial information to be included in the Company’s 10-K and annual report to stockholders, select the independent auditors for the Company and its subsidiaries and review the Company’s annual audit plan. The members of the Audit Committee are Messrs. Eppen, Reaves and Slark. The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com. The Audit Committee charter was last attached to the Proxy Statement for the Company’s 2004 annual meeting.

The Board of Directors has determined that Messrs. Eppen, Reaves and Slark are “independent” as that term is defined by Nasdaq. The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission regulations. However, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Nasdaq Audit Committee requirements and that at least one of its members has the financial sophistication required by Nasdaq. The Board of Directors has determined that by satisfying the requirements of the Nasdaq listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee. The Board of Directors has concluded that the appointment of an “audit committee financial expert” is not necessary at this time.

Compensation Committee

The duties of the Compensation Committee are to determine the compensation of the Company’s Chief Executive Officer and to make recommendations to the Board of Directors concerning the salaries of the Company’s other officers, to exercise the authority of the Board of Directors concerning the Company’s various long-term incentive plans and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. Eppen, Reaves and Slark. Each member of the Compensation Committee is independent in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market. The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and nominate the director nominees for the next annual meeting of shareholders and develop and recommend to the Board the corporate governance guidelines applicable to the Company. The members of the Nominating and Governance Committee are Messrs. Eppen, Reaves and Slark. Each member of the Nominating and Governance Committee is independent in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market. The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com.

Nominations of Directors

Directors may be nominated by the Board of Directors or by shareholders in accordance with the Bylaws of the Company. As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees. Each nominee for election as a director is standing for reelection.

For a shareholder to submit a candidate for consideration by the Nominating and Governance Committee, a shareholder must notify the Company’s Secretary. In addition, the Bylaws permit shareholders to nominate directors at a shareholder meeting. If a stockholder desires to nominate persons for election as directors at the next Annual Meeting of Stockholders written notice of such stockholder's intent to make such a nomination must be given and received by the Secretary of the Company at 3050 Highland Parkway, Suite 100, Downers Grove, IL 60515, either by personal delivery or by United States mail no earlier than February 10, 2006 nor later than March 12, 2007. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “Commission”), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Controlled Company

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by Nasdaq since the Yeager family, pursuant to their ownership of all Class B Common Stock, control 57% of the voting power of the Company as of February 28, 2006. Pursuant to the Yeager Family Stockholder Agreement, the Yeager family members have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees. The Company’s Code of Business Conduct and Ethics may be found on the Company’s website, www.hubgroup.com.

Communicating with the Board

Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address set forth above and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. Each communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the executive officers of the Company named in the table under “Compensation of Directors and Executive Officers--Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of February 28, 2006, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted.

Number (1)
Name	Class A	Class B	Percentage(2)
Phillip C. Yeager(3)(4)(5)	157,202	662,296	4.0%
David P. Yeager(3)(6)	249,616	662,296	4.4%
Mark A. Yeager(3)(7) Thomas M. White(8)	308,049 37,953	662,296 --	4.7% *
David L. Marsh(9)	37,547	--	*
Christopher R. Kravas(10)	36,525	--	*
Gary D. Eppen(11)	20,991	--	*
Charles R. Reaves(12)	78,108	--	*
Martin P. Slark(13)	41,276	--	*
All directors and executive officers (15 people) (14)	1,186,677	662,296	9.0%
Debra A. Jensen(3)(15)	152,808	662,296	3.9%
T. Rowe Price Associates, Inc. (16)	1,010,200	--	4.9%
FMR Corp. (17)	1,844,176	--	8.9%
Adam Weiss (18)	1,000,000	--	4.8%
James Crichton (18)	1,000,000	--	4.8%

_________________________

* Represents less than 1% of the outstanding shares of Common Stock.

(1)

Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	Represents percentage of total number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3)

The Yeager family members are parties to a stockholders’ agreement (the “Yeager Family Stockholder Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares. Except as provided in footnotes 6 and 7, each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 57% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(4)

Includes 563,934 shares of Class B Common Stock as to which Phillip C. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 70,000 shares of Class A Common Stock issuable upon exercise of options. Also includes 7,067 shares of restricted stock.

(5)	Includes 1,000 shares of Class A Common Stock held by his wife. Mr. Yeager disclaims beneficial ownership of these shares.

(6)

Includes 46,794 shares of Class B Common Stock owned by the Laura C. Yeager 1994 GST Trust, 46,794 shares of Class B Common Stock owned by the Matthew D. Yeager 1994 GST Trust and 46,794 shares of Class B Common Stock owned by the Phillip D. Yeager 1994 GST Trust and 419,127 shares of Class B Common Stock as to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Includes 60,000 shares of Class A Common Stock issuable upon exercise of options. Includes 32,213 shares of restricted stock.

(7)

Includes 2,516 shares of Class A Common Stock and 36,794 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust and 2,516 shares of Class A Common Stock and 36,794 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust and 59,816 shares of Class A Common Stock owned by the Mark A. Yeager Perpetual Trust, for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion and 501,914 shares of Class B Common Stock as to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 57,000 shares of Class A Common Stock issuable upon exercise of options. Also includes 26,829 shares of restricted stock.

(8)	Includes 22,797 shares of restricted stock.

(9)	Includes 14,700 shares of Class A Common Stock issuable upon exercise of options and 13,809 shares of restricted stock.

(10)	Includes 12,000 shares of Class A Common Stock issuable upon exercise of options and 14,297 shares of restricted stock.

(11)	Includes 5,691 shares of restricted stock. 3,542 shares are held in the Gary D. Eppen Trust dated April 22, 1996.

(12)	Includes 48,000 shares of Class A Common Stock issuable upon exercise of options and 5,691 shares of restricted stock.

(13)	Includes 24,000 shares of Class A Common Stock issuable upon exercise of options and 5,691 shares of restricted stock.

(14)	Includes 370,101 shares of Class A Common Stock issuable upon exercise of options and 211,671 shares of restricted stock.

(15)

Includes 25,000 shares of Class B Common Stock and 25,000 shares of Class A Common Stock owned by the Elizabeth A. Jensen 1994 GST Trust and 25,000 shares of Class B Common Stock and 25,000 shares of Class A Common Stock owned by the Patrick R. Jensen 1994 GST Trust and 501,913 shares of Class B Common Stock as to which Debra Jensen may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Debra Jensen is the daughter of Phillip C. Yeager.

(16)

T. Rowe Price Associates, Inc. (“Price”) filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Price has sole dispositive power with respect to all 1,010,200 shares of Class A Common Stock beneficially owned and sole voting power with respect to 290,300 shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors which Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price is deemed the beneficial owner of such securities; however, Price expressly disclaims that it is, in fact, the beneficial owner of such securities. The number of shares beneficially owned by Price is indicated as of February 14, 2006. The address of Price is 100 E. Pratt Street, Baltimore, MD 21202.

(17)

FMR Corp. (“FMR”) filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, FMR has sole dispositive power with respect to all 1,844,176 shares of Class A Common Stock beneficially owned and sole voting power with respect to 742,547 shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors, which FMR serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, FMR is deemed the beneficial owner of such securities; however, FMR expressly disclaims that it is, in fact, the beneficial owner of such securities. The number of shares beneficially owned by FMR is indicated as of February 14, 2006. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(18)

Mr. Weiss and Mr. Crichton have shared voting and dispositive power with respect to the shares of Class A Common Stock directly owned by each of Scout Capital Partners, L.P., Scout Capital Partners II, L.P., Scout Capital Fund, Ltd., Scout Capital Fund II, Ltd. and with respect to the shares held by the accounts managed by Scout Capital Management, L.L.C. The number of shares beneficially owned by Messrs. Weiss and Crichton are indicated as of February 14, 2006. The address of the business office of Messrs. Weiss and Crichton is 640 Fifth Avenue, 22nd Floor, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 2005 fiscal year all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 paid or awarded to those persons who were, at December 31, 2005: (i) the Company's chief executive officer, and (ii) the Company's four most highly compensated executive officers other than the chief executive officer (collectively, together with the Company's chief executive officer, the “Named Executive Officers”).

Long-Term
Annual Compensation	Compensation

			Other Annual	Options/	Restricted	All Other
Name and	Salary	Bonus	Compensation	SARs	Stock (5)	Compensation
Principal Position	Year ($)	($)	($)	(#)	($)	($)

David P. Yeager	2005	504,000(1)	658,923	39,552(4)	--	359,937	17,814(6)
Vice Chairman and	2004	504,000(1)	558,123	31,817(4)	--	--	5,775(6)
Chief Executive Officer	2003	485,000(1)	459,765	30,845(3)	20,000	369,656	5,719(6)

Mark A. Yeager	2005	335,780(2)	444,936	29,281(4)	--	308,517	13,278(6)
President	2004	326,000(2)	433,200	23,595(4)	--	150,012	5,775(6)
and Chief Operating Officer	2003	315,000(2)	265,335	18,408(4)	--	238,360	5,719(6)

Thomas M. White	2005	335,780	322,349	1,397(4)	--	257,098	6,348(7)
Sr. Vice President, Treasurer	2004	326,000	260,800	1,174(4)	--	100,025	5,775(7)
and Chief Financial Officer	2003	268,035	200,812	1,644(3)	21,000	194,407	4,646(7)

David L. Marsh	2005	257,500	291,020	15,002(3)	--	205,678	9,920(6)
Executive Vice President -	2004	250,000	261,870	5,567(3)	--	75,006	5,775(6)
Highway	2003	150,000	404,386	2,758(4)	--	150,002	5,719(6)

Christopher R. Kravas	2005	257,500	247,200	857(4)	--	154,259	6,348(8)
Executive Vice President -	2004	225,000	180,000	647(4)	--	75,006	5,775(8)
Strategy and Yield Management	2003	200,000	122,500	--	--	134,113	2,450(8)

(1)

Represents a decrease of $54,123 from the amount that Mr. Yeager would have otherwise received to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2003, 2004 and 2005.

(2)

Represents a decrease of $42,000 from the amount that Mr. Yeager would have otherwise received to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2003, 2004 and 2005.

(3)	Represents above market earnings on deferred compensation and reimbursement of taxes paid for certain perquisites.
(4)	Represents above market earnings on deferred compensation.
(5)

These restricted stock grants vest ratably over three years. These restricted shares are eligible for dividend payments but such dividends are restricted to the same extent as the underlying security. Mr. David Yeager held 32,213 shares of restricted stock with a value of $1,138,730 at the end of 2005. Mr. Mark Yeager held 26,829 shares of restricted stock with a value of $948,405 at the end of 2005. Mr. White held 22,797 shares of restricted stock with a value of $805,874 at the end of 2005. Mr. Marsh held 13,809 shares of restricted stock with a value of $488,148 at the end of 2005. Mr. Kravas held 14,297 shares of restricted stock with a value of $505,399 at the end of 2005.

(6)

Represents the Company's matching contribution to the Company's Section 401(k) plan of $6,300 in 2005, $5,720 in 2004, $5,653 in 2003, and the value of insurance premiums paid by the Company for term life insurance for the benefit of each Named Executive Officer equal to $48 in 2005, $55 in 2004 and $66 during 2003 and for Mr. David Yeager, Mr. Mark Yeager and Mr. Marsh, also represents the vested matching contribution made in 2005 to the Company’s non-qualified deferred compensation plan of $11,466, $6,930 and $3,572, respectively.

(7)

Represents the Company's matching contribution to the Company's Section 401(k) plan of $6,300 in 2005, $5,720 in 2004 and $4,580 in 2003 and the value of insurance premiums paid by the Company for term life insurance for the benefit of Mr. White equal to $48 in 2005, $55 in 2004 and $66 during 2003.

(8)

Represents the Company's matching contribution to the Company's Section 401(k) plan of $6,300 in 2005, $5,720 in 2004 and $2,384 in 2003 and the value of insurance premiums paid by the Company for term life insurance for the benefit of Mr. Kravas equal to $48 in 2005, $55 in 2004 and $66 during 2003.

Change of Control Agreements

Mr. White is a party to an arrangement with the Company pursuant to which he will be paid one-year of base salary and his options will vest if (i) his employment is terminated within 12 months following a change in control or (ii) his position is eliminated within 12 months following a change in control and a like position is not offered within the Company. A change in control is deemed to occur for these purposes when there has been a change to the majority voting position in the Company.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table provides information concerning options exercised by the Named Executive Officers during the fiscal year ended December 31, 2005, and the value at December 31, 2005, of unexercised options.

			Number of Shares of
			Class A Common Stock	Value ($) of
	Shares		Underlying Unexercised	Unexercised In-the-
	Acquired		Options at	Money Options at
	on		December 31, 2005	December 31, 2005
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable	Unexercisable
David P. Yeager	70,000	1,279,491	136,667/13,333	4,363,440/437,856
Mark A. Yeager	50,000	914,226	107,000/0	2,648,487/720,957
Thomas M. White	84,500	2,088,385	13,500/14,000	438,468/459,760
Daid L. Marsh	16,300	380,937	14,300/400	453,382/11,978
Christopher R. Kravas	40,000	990,260	26,000/12,000	843,100/376,200

Compensation of Directors

Directors who are not employees of the Company received $35,000 for serving as a director during 2005. Directors who are employees of the Company do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In connection with their 2005 compensation package, on December 30, 2004, Messrs. Eppen, Reaves and Slark each received a grant of 2,316 shares (on a post stock split basis) of restricted Class A Common Stock. This restricted stock vests ratably over a three-year period. In connection with their 2006 compensation package, on December 21, 2005, Messrs. Eppen, Reaves and Slark each received a grant of 1,774 shares of restricted Class A Common Stock. This restricted stock vests ratably over a three-year period.

Board of Directors Compensation Committee Report on Executive Compensation

The Compensation Committee approves the policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee consists of the three independent members of the Board.

In September 2004, the Board of Directors commissioned a third party to conduct a study of the Company’s compensation program. This study included a survey of compensation practices in the transportation industry using a broad sample of companies within the industry. This independent study was used as the benchmark to determine competitive compensation ranges for senior executives. The Compensation Committee implemented certain recommendations from the independent study and, using this study, determined the compensation structure for 2005. The Compensation Committee intends to have a third party periodically conduct an independent study of compensation practices in the transportation industry to update the Company’s benchmark of competitive compensation ranges for senior executives.

The 2005 Compensation structure approved by the Compensation Committee was based on the following philosophy:

Compensation Philosophy

The Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with the industry standards and attract and retain outstanding executives.

Description of Compensation Programs

The Company’s executive compensation program has three components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary. To attract and retain qualified executives, base salary is determined using competitive criteria within the transportation industry. Salary increases are based on individual performance and, to a lesser extent, trends within the industry.

Annual Incentive. The Company’s bonus plan recognizes and rewards executives for taking actions that build the value of the Company, generate competitive total returns for stockholders, and provide value-added solutions for the Company's customers. For most executive officers, bonus compensation is based on individual performance and Company performance. The component of the bonus based on individual performance is conditioned on the individual meeting certain pre-determined objectives and the component of the bonus based on Company performance is based on the Company meeting certain performance goals.

Long-Term Incentives. The Company's Long-Term Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units.

Section 162(m) Compensation Committee Report Disclosure

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.

Compensation Administration

The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The independent study of competitive compensation practices within the transportation industry will continue to be used as the benchmark to determine competitive compensation ranges for senior executives. Individual performance and contribution to the achievement of strategic objectives will be considered in the determination of annual compensation for each executive. The integrity of the Company's compensation program relies on an annual performance evaluation process.

Discussion of CEO Compensation

Consistent with the Company's compensation philosophy, the Compensation Committee approved Mr. David P. Yeager’s total compensation during fiscal year 2005. Mr. Yeager’s base salary was based on overall performance of the Company, on relative levels of compensation for CEOs within the benchmark companies in the transportation industry and on individual performance related to strategic objectives. Mr. Yeager’s incentive compensation was based on achievement of goals relating to the Company’s earnings per share target.

For 2005, the Compensation Committee approved a package allowing Mr. Yeager to earn $504,000 in salary and $356,523 in bonus if the Company met its earnings goal with the possibility to earn additional bonus if the Company exceeded its earnings goal. Mr. Yeager’s 2005 salary represents a decrease of $54,123 from the amount that he would have otherwise received in order to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2005. In addition, in late 2005, Mr. Yeager was awarded 10,346 shares of restricted stock which vest ratably over a three year period in connection with his 2006 compensation package that had a value of $359,937 at the time of their grant. Mr. Yeager was paid his salary of $504,000 during 2005 and received a bonus of $658,923 due to the Company substantially exceeding its earnings target.

COMPENSATION COMMITTEE

Gary D. Eppen

Charles R. Reaves

Martin P. Slark

Audit Committee Report

Each member of the Audit Committee is independent of the Company and its management, as required of audit committee members by the National Association of Securities Dealers listing standards. The Audit Committee has a written charter that specifies the scope of the Audit Committee’s responsibilities and how it carriers out those responsibilities. This charter is available on the Company’s website.

The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management and with Ernst & Young, LLP, the Company’s independent public accountants. The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, regarding their independence. The Audit Committee has discussed with Ernst & Young LLP their independence and considered whether the provision of non-audit services referred to under “Independent Public Accountants” on page 14 is compatible with maintaining their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2005 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2005.

AUDIT COMMITTEE

Gary D. Eppen
Charles R. Reaves
Martin P. Slark

Performance Graph

The following line graph compares the Company's cumulative total stockholder return on its Class A Common Stock since March 13, 1996, the date that the Class A Common Stock began trading, with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Trucking and Transportation Index. These comparisons assume the investment of $100 on March 13, 1996 in each index and in the Company's Class A Common Stock and the reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

	3/13/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Hub Group, Inc.	100	191	212	138	142	64	75	34	154	373	505
Nasdaq Stock Market	100	119	146	206	382	230	182	126	189	205	210
Nasdaq Trucking & Transp.	100	103	132	119	114	103	122	125	178	228	239

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2004 and 2005 for services provided to us were as follows:

	2004	2005

Audit Fees (1)	$938,700	$729,700
Audit-Related Fees (2)	--	163,400
Tax Fees (3)	21,700	6,700
All Other Fees (4)	--	--

TOTAL	$960,400	$899,800

(1)            “Audit Fees” are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and December 31, 2004, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2005 and 2004, procedures performed in 2004 in connection with filing the Company’s Registration Statement on Form S-3 and preparation of a related comfort letter for the underwriters, and consultation with respect to various accounting and financial reporting matters during 2005 and 2004.

(2)            “Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above. The 2005 Audit-related fees include due diligence procedures performed in connection with the Company’s acquisition of Comtrak, Inc.

(3)	“Tax Fees” are fees billed by Ernst & Young in either 2005 or 2004 for tax advice.
(4)	“All Other Fees” are fees billed by Ernst & Young in 2005 or 2004 that are not included in the above classifications.

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the Securities and Exchange Commission. The Audit Committee may approve, at the beginning of each year, certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. All services provided by Ernst & Young during 2005 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

PROXY SOLICITATION EXPENSE

The Company will pay the expense of any proxy solicitation. In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than November 23, 2006, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting of stockholders.

The Company anticipates that its next annual meeting of stockholders will be held in May 2007. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 10, 2007 nor later than March 12, 2007. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

By order of the Board of Directors,

DAVID C. ZEILSTRA

Vice President, Secretary and General Counsel

Downers Grove, Illinois

March 22, 2006

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

APPENDIX A

HUB GROUP, INC.

This Proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held on May 11, 2006

The undersigned appoints Phillip C. Yeager, David P. Yeager and Mark A. Yeager, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Hub Group, Inc., to be held on May 11, 2006 at 10:00 a.m., Chicago time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of each of the nominees for the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominees for the Board of Directors.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

HUB GROUP, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors	For	Withhold	For All
Nominees: Phillip C. Yeager, David P. Yeager,	All	All	Except
Mark A. Yeager, Gary D. Eppen, Charles R. Reaves,	____	____	____
Martin P. Slark

______________________________________________

(INSTRUCTIONS: To withhold authority to vote for any	The undersigned hereby acknowledges receipt
individual nominee, write that nominee’s name on the	of the Proxy Statement and Form 10-K.

line above.)

Dated: _____________________________________________________, 2006

Signature(s)______________________________________________________

________________________________________________________________
NOTE: Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

________________________________________________________________________________________

  FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ACCOMPANYING ENVELOPE.